EXHIBIT 10.9

J.nr. 037817-0005 THL/SPE/MDN

Management Services Agreement	August 2007

between

Bark Corporation A/S

and

Lugano Communication & Entertainment SA

Holst, | Advokater | Ny Banegårdsgade 55 | DK-8100 Århus C | T, +45 7225 8000 | F, +45 7225 8001 | holst-law.com

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On this first day of August 2007

Bark Corporation A/S
CVR No. 29935106
Sølvgade 10, 5.
1307 Copenhagen K
(Hereinafter referred to as "BC")

and

Lugano Communication & Entertainment SA
Registration: CH50130084045
Via Marconi 4
6900 Lugano
(represented by Sergio Pezzatti)
(hereinafter referred to as "LCE")

(the above hereinafter jointly referred to as the "Parties" and severally as a "Party")

have entered into this Management Agreement (hereinafter referred to as the "Agreement").

1.	Preamble

1.1

BC is a venture company, the objective of which is to establish and invest in new companies within the television and marketing business in Europe where the management is able to document a network of customers together with a creative potential as to drafting of campaigns on existing as well as new media platforms (the "Business"). BC aims at having 8-12 portfolio companies within a period of a few years.

1.2

The objective of LCE is to manage portfolio companies involved in the television and marketing business, including rendering assistance in investments in new companies on behalf of the venture companies and taking an active part in the management and development of the venture companies’ portfolio companies.

1.3	The purpose of this Agreement is to set out the terms and conditions for the management services rendered to BC by LCE.

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2.	Management services

2.1

LCE undertakes to place one partner for the delivery of management services at the disposal of BC, including the subsidiaries of BC and the portfolio companies of BC. The number of persons made available by LCE may be increased if both Parties agree to do so.

2.2

LCE will make Anders Peter Hageskov (hereinafter referred to as "APH"), Danish social security number 150767-0179, available to BC. APH is available full-time as managing director of BC, Bark Advertising A/S (Danish company reg. no. 29937966; hereinafter referred to as "BA") and - at the request of BC - any other subsidiary/portfolio company. BC is entitled to appoint co-ordinate managers. The amount of working hours shall not be subject to limitations.

2.3

As a main rule, the services under this Agreement shall be conducted from the registered office of LCE. However, the fulfilment of this Agreement includes certain travelling activities to the person placed at BC's disposal.

2.4	LCE shall prove that APH is not registered as a Managing Director in companies outside BC.

2.5	As of the signing of this Agreement LCE undertakes the day-to-day management of the aforesaid companies, including but not limited to:

  Negotiations with existing or potential costumers and business partners worldwide.

  LCE undertakes the day-to-day group management of BC’s subsidiary companies in Europe (including BA).

  Participation in monthly management meetings, including participation in meetings of the board of directors.

  Establishment of a new media division in Europe.

  Establishment of a micro network in the advertising business.

  Negotiation of new strategic alliances and acquisition of new companies.

2.6

BC’s board of directors shall delegate certain powers to LCE, including the right to make unusual and substantial decisions, provided that the chairman of BC has consented to such decision in advance. However, decisions which the board of directors has an exclusive right to make and which according to current law cannot be delegated to others, shall not be comprised by this Clause

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2.6. Moreover, the board of directors shall retain its supervision and control duties. An overview of the delegated powers is enclosed hereto as Appendix 1.

2.7

LCE is obliged to manage BC and its Danish subsidiaries in accordance with the provisions and regulations in the Danish Companies Act and in accordance with rules on corporate governance. With regard to non-Danish subsidiaries, LCE is obliged to ensure compliance with the relevant national act on companies and in accordance with rules on corporate governance.

2.8	LCE shall ensure that the necessary resources for managing the said companies are made available from time to time, but shall not have any financial obligation in this respect.

2.9

LCE is obliged to inform BC’s board of directors of all affairs which must be assumed to be of interest to the board of directors, including but not limited to extraordinary matters and circumstances of particularly high importance to BC.

2.10	LCE may access any and all information concerning the business of the BC group without having obtained the consent of BC’s board of directors in advance.

2.11	LCE is obliged and entitled to be represented by its directors at meetings of BC’s board of directors.

2.12

The obligation of LCE to deliver management services and the professional responsibility associated therewith shall be that of a chief executive officer (in Danish "adm. direktør") as stipulated by the Danish Companies Act (in Danish: "Aktieselskabsloven").

3.	Management fee and terms of payment

3.1

LCE shall receive an agreed annual fee, for the services rendered. The Parties have agreed that at the time of conclusion of this Agreement LCE shall receive a yearly fee of DKK 1,680,000 for the rendering of the services under this Agreement. The fee shall be equal to the market price for performance of the management duties referred to. The fee, with the addition of any applicable tax, duty or levy, shall be payable according to invoices submitted and LCE's terms of payment. The terms of payment are enclosed hereto as Appendix 2.

3.2

The yearly fee mentioned in Clause 3.1 above shall be subject to renegotiation once every year when the annual report of BC has been approved by the board of directors. If the Parties fail to reach an understanding, the yearly fee shall remain unchanged. Irrespective of the foregoing, the said fee shall not be subject to renegotiation until March 2008.

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4.	Commencement and termination

4.1

This Agreement shall come into force and effect on the signing hereof and shall remain in force until 31 December 2008, and in the said period this Agreement shall not be terminated by either Party. The Agreement shall auto- matically be renewed for a further period of twelve (12) months unless the Agreement is terminated with written notice by either Party no later than six (6) months before expiry. Consequently, if notice of termination is given before 1 July 2008, the Agreement will expire by the end of the calendar year of 2008.

4.2	The Parties intend for this Agreement to remain in effect for a period of at least three (3) years as of the execution of the Agreement.

4.3

In the event that this Agreement is terminated, LCE shall immediately return all material and effects that may have come in LCE's possession in connection with the performance of this Agreement. Neither LCE nor the person at the disposal of BC is entitled to exercise any lien on material or other effects irrespective of whether LCE or the person has a claim against BC.

4.4

On termination of the Agreement by BC, not caused by material breach on the part of LCE, LCE is entitled to a termination fee from BC. This termination fee is fixed at a six (6) months' fee, cf. Clauses 3.1 and 3.2 above. In addition, LCE is entitled to the said termination fee if LCE terminates the Agreement due to material breach on the part of BC. The determination fee will be paid at the end of the determination period, or the last working day, which ever comes first.

4.5

BC has an unlimited right to set off any fee payable to LCE or the person at the disposal of BC elsewhere during the notice period against the fee which LCE is entitled to receive according to the Agreement, notwithstanding the reason for termination.

5.	Holiday

5.1

Pursuant to local regulation in Switzerland, employees have six (6) weeks holiday leave per year and the Parties agree that the services rendered pursuant to this Agreement shall be delivered in 46 weeks out of a total of 52 weeks per year.

5.2	The person at the disposal of BC shall plan his holiday with due regard to the best interests of BC.

6.	Restrictive covenants

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6.1

For as long as this Agreement remains in full force and effect and for a period of one (1) year from expiry of this Agreement, LCE and its shareholders being employees of LCE undertake that they will not, and undertake to procure that each member of the LCE and the said shareholders’ group will not, in any way – whether through subsidiaries, affiliated companies, regardless of the share of ownership, by way of or by virtue of cooperation or joint venture – engage in or become directly or indirectly financially or otherwise involved in any activity competing with the business of BC as described in the Agreement and/or any business contemplated/commenced at the day of expiry of the Agreement.

6.2	Notwithstanding the aforesaid, the Parties agree that LCE and/or APH may continue the following activities: Minor consultancy assignments regarding communication strategy.

6.3

For as long as this Agreement remains in full force and effect and for a period of one (1) year from expiry of this Agreement, LCE and each member of LCE‘s group may not directly or indirectly solicit, endeavour to solicit or employ any persons employed as manager or director at the BC group at the day of termination, unless the person in question was dismissed from his job with BC/a subsidiary of BC without having breached his employment contract.

6.4

For as long as this Agreement remains in full force and effect and for a period of one (1) year from expiry of this Agreement, LCE and each member of LCE‘s group may not have any direct or indirect commercial dealings with or contact to customers or other persons or businesses with whom the company has had commercial dealings in the past twelve (12) months prior to the date of termination. The obligation hereunder also applies to customers etc., listed by BC in a separate written notice forwarded to LCE prior to termination.

6.5	Any manager employed by LCE must undertake a restrictive covenant as set out in this Clause 6. This does not apply to board members of LCE not being employees of LCE.

6.6

In the event that a manager terminates his employment with LCE, LCE shall procure, and remain liable as the primary obligor for, that the manager shall be bound by the restrictive covenants in this Clause 6 for a period of one (1) year from termination of the employment.

6.7

Each violation of this Clause 6 shall be deemed a material breach hereof and shall give rise to the payment by LCE of liquidated damages amounting to DKK 250,000. In case of continuous violation, LCE shall pay liquidated damages amounting to DKK 250,000 for each month or fraction of a month in which the violation subsists. Any payment of liquidated damages shall not release LCE from the obligations under this Clause 6.

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6.8

The restrictive covenant pursuant to Clause 6.1 shall not be effective in the event that BC terminates this agreement and such termination has not been reasonably caused by any error or omission on the part of LCE.

7.	Breach of contract

7.1

Where either Party is in material breach of any of its obligations hereunder, the other Party shall be entitled to forthwith terminate this Agreement unless the Party in breach has remedied the cause of the breach within ten (10) days of having received notice of the breach from the other Party, stating that any failure to remedy the breach will result in the termination of the Agreement.

7.2

In the event of a Party’s breach of this Agreement, the Party in breach shall indemnify and hold the non-breaching Party harmless from and against any loss, damage, cost or expense (the "Loss") thereby suffered or incurred by the non-breaching Party.

7.3	The non-breaching Party’s Loss shall be calculated exclusive of any indirect or consequential loss, cost or expense.

8.	Intellectual property rights

8.1

All know-how and other intellectual property rights developed or acquired in LCE's delivery of the management services shall be vested with BG. Neither LCE nor APH is entitled to claim separate payment for such intellectual property as it is included in the fee as specified in Clause 3 above.

9.	Secrecy

9.1

Any information exchanged between the Parties shall constitute confidential information with the effect that both Parties hereto shall be under a duty of silence for an indefinite period of time. Moreover, for an indefinite period of time neither Party shall be allowed to use the information exchanged here-under in any context whatsoever, including without limitation any commercial context save that such information may be used in conformity with this Agreement and the performance hereof.

9.2	The contents of this Agreement shall also constitute confidential information.

9.3

Any disclosure of confidential information to a Party’s employees or other authorized representatives shall be subject to the prior agreement by such employee or authorized representative in writing to treat the information as confidential.

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10.	Assignment

10.1

This Agreement shall not be assigned or transferred by any Party without the prior written consent of the other Party. However, either Party may assign any of its rights and/or obligations to an entity controlled by such Party, provided that the assigning Party shall remain jointly and severally liable as a primary obligor and not merely as a surety with such entity for any and all obligations so assigned.

10.2

In the event that the assigning Party cease to have control of the entity to which the control is assigned pursuant to Clause 10.1, the Agreement shall be deemed to be reassigned to the assigning Party.

11.	Notices

11.1

Nothing in this Agreement or in any document referred to in this Agreement shall constitute either Party a partner of the other Party, nor shall the execution, completion or implementation of this Agreement confer on any Party hereto any power to bind or impose any obligations to any third parties on the other Party as an agent or otherwise, except as explicitly stated.

11.2	LCE shall deliver its services in a manner so that BC is not considered or reported as having established permanent business in Switzerland.

12.	Severability and amendments

12.1

Any provision of this Agreement held to be invalid, illegal or unenforceable shall not affect the validity, legality or enforceability of the remaining provisions hereof. The Parties shall endeavour in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect or the purpose of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

12.2	Any amendment to this Agreement shall be valid only if made in writing and signed by the duly authorised representatives of the Parties.

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13.	Miscellaneous

13.1

LCE undertakes to develop, and cause to be executed, a legally binding contract with APH which reflects any and all responsibilities and legal commitments contained in the Agreement. A copy of such contract will be made available to BC.

13.2	The handling for tax purposes of payments made under the Agreement shall be of no concern to BC.

14.	Venue and applicable law

14.1	This Agreement shall be governed by and construed in accordance with the laws of Denmark, excluding Danish conflict of law rules (no renvoi).

14.2

Any dispute arising out of or in connection with this Agreement or breach, termination or invalidity thereof shall be exclusively and finally settled by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration (Danish Arbitration). The arbitration tribunal shall be composed of three (3) arbitrators. Each Party shall appoint one (1) arbitrator, and the Danish Institute of Arbitration shall appoint the chairman of the arbitration tribunal. If a Party has not appointed an arbitrator within thirty (30) business days of having requested or received notice of the arbitration, such arbitrator shall be appointed by the Danish Institute of Arbitration. The place of arbitration shall be Copenhagen and the arbitration shall be conducted in English.

14.3

This arbitration clause shall not prevent any interim legal measures such as an injunction, attachment, freezing of assets, taking of evidence pursuant to section 343 of the Danish Administration of Justice Act or any similar legal actions prior to the institution of arbitration proceedings or similar legal actions abroad.

15.	Expenses

15.1	BC shall bear all costs and expenses incurred in connection with the negotiation, preparation, and execution of this Agreement, including the fees of financial and legal advisors and others.

16.	Counterparts and signatures

16.1

This Agreement may be executed by the Parties hereto in any number of separate counterparts, each of which when so executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

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On behalf of Bark Corporation A/S:	On behalf of LCE:

Copenhagen, 1 August 2007	Copenhagen, 1 August 2007

By: /s/ Bent Helvang	By: /s/ Sergio Pezzatti
Bent Helvang, Chairman of the board	Sergio Pezzatti, Director

By: /s/ Jesper Svane
Jesper Svane, Member of the board

*****

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